Exhibit 99.1

Cray Business Plaza 100 Commercial St., P.O. Box 130 Atchison, Kansas 66002-0130 913.367.1480 • 913.367.0192 (fax) www.mgpingredients.com	NEWS RELEASE

Contact:  Steve Pickman, 913-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS

Highlights:

•                  Q3 diluted EPS loss of $0.38 vs. EPS loss of $0.40 in prior year

•                  Q3 total sales of $54.6 million vs. prior year’s sales of $106.7 million due to planned reduction of low and negative margin product sales

•                  Higher margin product sales help drive Q3 pre-tax profits in ingredient solutions and distillery segments

•                  Q3 includes $2.2 million in costs mainly for non-utilized contract charges and lease termination fees

•                  Sequential profit performance improvement reflects rapid exit from commodity ingredients and fuel grade alcohol

ATCHISON, Kan., May 11, 2009 - MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $6,248,000 or ($0.38) in diluted loss per share, for the third quarter of fiscal 2009, which ended March 31, 2009. This compares with a net loss of $6,629,000, or ($0.40) in diluted loss per share, for the third quarter of fiscal 2008. The loss for the current year’s third quarter included costs of $2.2 million related mainly to projected settlements of natural gas contracts and the termination of rail car leases. Total sales in the third quarter of fiscal 2009 were $54,562,000, a decrease of 48.8 percent from sales of $106,694,000 a year ago. Sales from exited, unprofitable product lines were down $43.5 million, or 86.1 percent, in the third quarter compared to a year ago.

For the first nine months of fiscal 2009, the company had a net loss of $66,207,000, or diluted loss per share of ($3.99), on sales of $226,824,000. That compares to a net loss of $1,753,000, or diluted loss per share of ($0.11), on sales of $288,666,000 for the prior year’s first nine months.

“Our business transformation process has resulted in a much smaller, more efficient physical footprint,” said Tim Newkirk, president and chief executive officer. “Our new lean operations align with our strategy to drive applied technology and commercialization of value-added solutions for the branded packaged goods industry. We have essentially exited the commodity wheat gluten business and have curtailed our commodity starch production. By closing protein and starch production at Pekin, Illinois, we have reduced the volume of our ingredient solutions business by approximately 20 percent in terms of pounds while improving our profitability. Our manufacturing strategy is achieving better consistency and yields in our specialty product lines. For the quarter just ended we have realized a noticeably improved starch recovery percentage at our Atchison, Kansas facility. As previously reported, we shutdown the Atchison flour mill and now outsource our needs from a supplier of high quality flour.  Our recent exit from the volatile fuel grade alcohol business has enabled us to execute on our strategy to drive performance in our premium and more stable food grade alcohol business.  Other areas where we made considerable progress include a reduction in inventories of approximately $45.0 million from the peak in August 2008.  These actions resulted in a positive turnaround in our third quarter pre-tax profit performance in the ingredient solutions segment on both a sequential and year-over-year basis and a sequential improvement in our distillery segment.”

Newkirk continued, “We are continuing to make headway with our branded ingredient solutions. Gross profits and pre-tax margins in this segment improved each month during the third quarter.  The new product mix and pricing across our key technologies reflect the higher value we deliver. Our customer base has also transitioned during the past year to where it now better aligns with our strengths. In the past, much of our business was conducted through our customers’ procurement teams. Today we predominantly interface with our customers’ R&D and marketing personnel. The drive for greater nutrition and increased functionality in foods is helping to build our pipeline of new projects.”  Regarding the company’s distillery operations, Newkirk added, “Our distillery segment profitability also turned up in the third quarter compared to the losses we were incurring mainly from previous fuel ethanol sales. Like ingredients, our distillery segment product mix now reflects our high quality profile. Going forward we expect sales to show greater stability based on the outlook for branded packaged goods. Our commodity exposure has also been greatly reduced by our business transformation.”

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ADD 1—MGP INGREDIENTS ANNOUNCES

Segment Results

The following provides a summary of sales and pre-tax profits/(loss) for each operating segment for the third quarter and year-to-date periods ended March 31, 2009 and March 31, 2008. Non-direct selling, general and administrative expenses, interest expense, investment income and other general miscellaneous expenses are classified as corporate.

	3rd Qtr	3rd Qtr	Nine Mos.	Nine Mos.
(In thousands)	FY 2009	FY 2008	FY 2009	FY 2008
Ingredient Solutions
Net Sales	$16,266	$25,960	$64,618	$73,212
Pre-Tax Income (Loss)	1,415	(2,593)	(8,128)	373

Distillery Products
Net Sales	$37,263	$79,064	$158,378	$210,945
Pre-Tax Income (Loss)	41	5,474	(28,282)	11,011

Other
Net Sales	$1,033	$1,670	$3,828	$4,509
Pre-Tax Income (Loss)	(162)	(508)	74	(2,796)

Corporate Expense	$(6,969)	$(5,068)	$(17,564)	$(13,888)

Impairment of long lived assets	—	(8,100)	(8,931)	(8,100)
Severance and early retirement costs	—	—	(3,288)	—
Other restructuring costs	—	—	(5,241)	—
Unrealized loss on natural gas contract	(2,106)	—	(7,553)	—
Gain on settlement of litigation, net of related expenses	—	—	—	7,046

Segment Highlights — Ingredients Solutions

Total ingredient solutions sales revenue for the third quarter decreased by $9.7 million, or 37.3 percent, compared to the same quarter a year ago.  The company’s pre-tax profit performance in this segment, however, improved by just over $4 million versus a year ago due mainly to reduced sales of low and negative margin ingredients as the result of the company’s transformation process.

Third quarter revenues for specialty ingredients, consisting of specialty proteins and specialty starches, decreased by $1,857,000, or 11.7 percent, compared to the prior year period. Revenues for specialty proteins decreased as a result of lower unit sales partially offset by increased per unit prices.  Revenues for commodity vital wheat gluten in the third quarter decreased by $5.9 million, or 82.4 percent, primarily as the result of our planned reduction in gluten sales, while revenues for commodity starch increased $147,000, or 17.3 percent, as a result of improved sales volume.

Total ingredient solutions sales revenue for the nine months decreased by $8.6 million, or 11.7 percent, and pre-tax profits in this segment showed a decline of approximately $8.5 million compared to the first nine months of fiscal 2008 due to the company’s planned reduction of sales of low and negative margin ingredients.  Increased revenues for specialty ingredients rose $2.8 million, or 6.6 percent, but were more than offset by a $10.8 million, or 36.6 percent, reduction in revenues from commodity ingredients.

Distillery Products

Total distillery products sales revenue for the third quarter decreased $41.8 million, or 52.9 percent, compared to the prior year’s third quarter. Year-over-year third quarter pre-tax profits in the distillery segment declined by approximately $5.4 million, or 99 percent, due to negative margins from fuel grade alcohol sales during the first two-thirds of the quarter, which was prior to the company’s substantial exit from this business.  As the result of this exit, revenues of fuel grade alcohol fell by $33.7 million, or 87.6 percent. Distillery products revenue was also impacted by a $3.6 million, or 11.7 percent, decrease in revenue for food grade alcohol resulting from the temporary shutdown of our Pekin distillery and optimization of a higher margin product mix during the third quarter.

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ADD 2—MGP INGREDIENTS ANNOUNCES

Total distillery products sales revenue for the year-to-date period decreased $52.6 million, or 24.9 percent, compared to the prior year period. Revenues of fuel grade alcohol declined by $53.1 million, or 53.6 percent.  This decrease was partially offset by increased revenues related to food grade alcohol of $6.7 million, or 8.1 percent, over the same period one year ago.   For the year-to-date period, margins were significantly impacted by increased cost of sales related to increased corn prices compared to prior year period.  This, combined with lower average selling prices, contributed to the fiscal 2009 year-to-date distillery segment pre-tax loss of approximately $28.3 million compared to pre-tax income of approximately $11.0 million for the same period a year ago.

Other Segment

Third quarter revenues for other products decreased $637,000 compared to the prior year quarter as revenues for both pet products and plant-based biopolymers declined.  Despite this decrease, the pre-tax loss in this segment was $346,000 less than the pre-tax loss incurred a year ago.  For the year-to-date period, revenues for other products decreased $681,000.  However, the company experienced pre-tax income of approximately $74,000 in this segment for the first nine months of fiscal 2009 compared to a pre-tax loss of approximately $2.8 million for the first nine months of the prior fiscal year.

Next Steps

“In a short period of time, we have successfully executed on significant initiatives to transform MGPI into a company that is strategically positioned to realize the benefits from its technologies, products, customer relationships and competitive strengths,” Newkirk said.  “We are now focused on next steps to move the company forward, with significant attention concentrated on completing our new financing.  We will continue to develop and grow our longstanding customer and vendor relationships while optimizing productivity and quality with our new manufacturing footprint.  We look forward to the successful completion of all of our plans.”

Investor Conference Call

The company will host an investor conference call on Tuesday, May 12, at 10 a.m. central time to review third quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 888-740-6144 domestically, or 913-312-1440 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 4750958.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based ingredients and alcohol products for the branded packaged goods industry. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) our ability to continue as a going concern, (ii) access to capital and the ability to maintain compliance with all applicable loan agreement covenants, (iii) our ability to sell our Pekin plant, (iv) the availability and cost of grain and fluctuations in energy costs, (v) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs, (viii) and actions of governments.  For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A.  Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and Part II Item 1A, Risk Factors in the company’s Quarterly Report on Form 10Q for the quarter ended March 31, 2009.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Net Sales	$54,562	$106,694	$226,824	$288,666
Cost of Sales: Product Cost	52,365	102,954	259,515	275,870
Unrealized loss on natural gas contract	2,106	—	7,553	—
Total cost of sales	54,471	102,954	267,068	275,870
Gross Profit (Loss)	$91	$3,740	$(40,244)	$12,796
Selling, General and Administrative Expenses	5,067	6,532	16,919	17,626
Other operating costs	2,076	—	2,076	—
Impairment of long lived assets	—	8,100	8,931	8,100
Severance and early retirement costs	—	—	3,288	—
Other restructuring costs	—	—	5,241	—
Income/Loss from Operations	$(7,052)	$(10,892)	$(79,699)	$(12,930)
Other Income (Expense), Net	21	456	95	570
Gain on settlement of litigation, net of related expenses	—	—	—	7,046
Interest Expense	(705)	(359)	(2,230)	(1,040)
Equity in loss of unconsolidated subsidiary joint venture	(45)	—	(79)	—
Income/Loss Before Income Taxes	$(7,781)	$(10,795)	$(78,913)	$(6,354)
Provision for Income Taxes	(1,533)	(4,166)	(12,706)	(4,601)
Net Loss	$(6,248)	$(6,629)	$(66,207)	$(1,753)
Other Comprehensive Income (Loss), net of tax	(9)	(869)	(2,186)	4,765
Comprehensive Income (Loss)	$(6,257)	$(7,498)	$(68,393)	$3,012

Basic Earnings (Loss) Per Common Share	$(0.38)	$(0.40)	$(3.99)	$(0.11)
Diluted Earnings (Loss) Per Common Share	$(0.38)	$(0.40)	$(3.99)	$(0.11)

Weighted average shares outstanding — Basic	16,598,582	16,554,262	16,580,969	16,522,021
Weighted average shares outstanding — Diluted	16,598,582	16,554,262	16,580,969	16,522,021

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	March 31, 2009	March 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$503	$—
Restricted cash	1,444	3
Receivables (less allowance of $378 @ 3/31/09; $207 @ 3/31/08; $264 @ 6/30/08)	21,056	33,112
Inventories	21,793	67,820
Prepaid expenses	1,738	1,560
Deposits	854	1,869
Deferred income tax assets	3,276	—
Refundable income taxes	6,255	1,348
Assets held for sale	31,571	—
Total Current Assets	$88,490	$105,712
Property and Equipment, At Cost	170,349	355,782
Less accumulated depreciation	(102,858)	(239,368)
Net Property, plant and equipment	$67,491	$116,414

Investment in unconsolidated subsidiary	258	358
Other assets	725	403
TOTAL ASSETS	$156,964	$222,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities on long-term debt	$3,793	$3,547
Liabilities related to assets held for sale	6,372	—
Revolving credit facility	24,176	10,000
Accounts payable	22,094	20,912

Accrued expenses	6,723	8,603
Reserve for natural gas commitments	3,946	—
Deferred income taxes	—	588

Total Current Liabilities
Other Liabilities:	$67,104	$43,650
Long-Term Debt	$1,104	6,404
Deferred Credit	6,484	7,615
Other non-current liabilities	10,733	8,244
Deferred Income Taxes	3,276	8,134
Total Other Liabilities	$21,597	$30,397

Stockholders’ Equity	68,263	148,840
TOTAL LIAB./STOCKHOLDERS’ EQ.	$156,964	$222,887

Capital Structure
Net Investment in:
Working capital	$21,386	$62,062
Property, plant and equipment	67,491	116,414
Other non-current assets	983	761
Total	$89,860	$179,237

Financed By:
Long-term debt*	$1,104	$6,404
Deferred liabilities	20,493	23,993
Stockholders’ equity	68,263	148,840
Total	$89,860	$179,237

*Excludes short-term portion.  Short- term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Financial Highlights
EBITDA (1)	$(4,189)	$(6,565)	$(66,970)	$6,201
Depreciation & Amortization	$2,887	$3,871	$9,713	$11,515
Capital Expenditures	$63	$1,049	$2,057	$4,277
Working Capital	$21,386	$62,062	$21,386	$62,062

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization.  We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.  EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the quarter and year-to-date periods ended March 31, 2009 and March 31, 2008 (Dollars in thousands):

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
EBITDA Reconciliation:
Net Income	$(6,248)	$(6,629)	$(66,207)	$(1,753)
Provision (benefit) for income taxes	(1,533)	(4,166)	(12,706)	(4,601)
Interest expense	705	359	2,230	1,040
Depreciation and Amortization	2,887	3,871	9,713	11,515
EBITDA	$(4,189)	$(6,565)	$(66,970)	$6,201

Adjustments to EBITDA
Gain on settlement of litigation, net of related expenses	$—	$—	$—	$(7,046)
Unrealized loss on natural gas contract	2,106	—	7,553	—
Impairment of long lived assets	—	8,100	8,931	8,100
Severance and early retirement costs	—	—	3,288	—
Other restructuring costs	—	—	5,241	—
Adjusted EBITDA	$(2,083)	$1,535	$(41,957)	$7,255

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended March 31, 2009 and March 31, 2008:

(unaudited)	Year-to-Date Ended
(Dollars in thousands)	March 31, 2009	March 31, 2008
EBITDA	$(66,970)	$6,201
Benefit (provision) for income taxes	12,706	4,601
Interest expense	(2,230)	(1,040)
Equity in loss of joint venture	79	—
Non-cash charges against (credits to) net income:
Deferred income taxes	(7,210)	(4,718)
Loss (gain) on sale of assets	(264)	10
Loss on impairment of assets	8,931	8,100
Changes in operating assets and liabilities	56,370	(10,194)
Cash flow from operations	$1,412	$2,960